Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Hospitality Trust Completes

$450 Million Financing with Deutsche Bank

New York, New York, August 24, 2015 - American Realty Capital Hospitality Trust, Inc. (“ARC Hospitality” or the “Company”) announced today that it has completed a new term loan facility with Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. which will provide up to $450 million in financing for the Company’s acquisitions of separate hotel portfolios from affiliates of each of Summit Hotel Properties (NYSE:INN), Noble Investment Group, LLC and Wheelock Street Capital, LLC. The three hotel portfolios are expected to be acquired for an aggregate purchase price of $739.8 million in seven separate closings scheduled over the next eight months, and encompass 44 hotels totaling 5,271 rooms in 18 states.

Jonathan P. Mehlman, President and Chief Executive Officer of ARC Hospitality, commented, “Upon the completion of these acquisitions, our hotel portfolio will be comprised of 166 hotels, comprising 20,195 rooms in 34 states, franchised by major global brands including Marriott International, Hilton Hotels & Resorts, Hyatt Hotels, InterContinental Hotels Group and Starwood Hotels and Resorts. These acquisitions are completely consistent with our strategy focused on U.S. select service and full service hotels, and complement our existing hotel portfolio which in the first six months of this year saw RevPAR growth of 7.1%.”

Subject to customary funding conditions, this new term loan facility may be drawn from time to time to fund the Company’s acquisition of the 44 hotels and for general working capital purposes. The new borrowing facility has a term of up to five years including extension options and the Company’s borrowings are expected to bear interest at a rate equal to 30-day LIBOR plus a spread of between 2.75% and 3.25%. The Company’s fee interests in the hotels to be acquired will secure the term loans.

ARC Hospitality was represented by Hunton & Williams LLP.

About ARC Hospitality

ARC Hospitality is a publicly registered, nontraded real estate investment trust. ARC Hospitality's investment strategy focuses on acquiring stable, institutional quality and strategically located lodging properties in North America branded by premium national hotel brands. For more information on ARC Hospitality, please contact your financial professional or visit the website: www.ARCHospitalityREIT.com (http://www.archospitalityreit.com).

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including those set forth in the Risk Factors section of ARC Hospitality’s Annual Report on Form 10-K filed on March 31, 2015, which is available at the SEC's website at www.sec.gov (http://www.sec.gov). Further, forward-looking statements speak only as of the date they are made, and ARC Hospitality undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Contacts:

Anthony J. DeFazio	Andrew G. Backman	Jonathan P. Mehlman
DDCworks	Managing Director	President & CEO
tdefazio@ddcworks.com	Investor Relations/Public Relations	ARC Hospitality
(484) 342-3600	abackman@arlcap.com	jmehlman@arlcap.com
	(917) 475-2135	(212) 415-6500